EXHIBIT 99.1

Star Gas Partners, L.P. Reports Fiscal 2016 First Quarter Results

STAMFORD, Conn., Feb. 03, 2016 (GLOBE NEWSWIRE) -- Star Gas Partners, L.P. (the "Partnership" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for its fiscal 2016 first quarter, the three-month period ended December 31, 2015.

For the fiscal 2016 first quarter Star reported a 36.1 percent decrease in total revenue to $319.1 million, compared with revenue of $499.2 million in the prior-year period, due to lower wholesale product costs and a weather-related decline in total volume. Per gallon selling prices fell largely due to a 39.6 percent decline in per gallon product cost as compared with the prior-year period.

Home heating oil and propane volume for the fiscal 2016 first quarter decreased by 27.4 million gallons, or 25.5 percent, to 80.1 million gallons, as the additional volume provided by acquisitions was more than offset by the impact of warmer temperatures, net customer attrition and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2016 first quarter were 27.2 percent warmer than during the fiscal 2015 first quarter and 32.7 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration. Within Star’s operating areas, the first quarter of fiscal 2016 was the warmest reported period in the past 30 years.

Net income declined by $3.5 million to $12.1 million, as the impact of warmer temperatures more than offset the impact of higher home heating oil and propane margins, lower operating expenses, lower interest expense and a $12.5 million credit recorded under the Partnership’s weather hedge contract. If heating degree days approximate normal during Star’s second fiscal quarter, i.e. from January 1, 2016 through March 31, 2016, the final credit under the weather insurance contract will be reduced to approximately $5.2 million.  If temperatures during this period are colder than expected, the additional heating degree days could lower the credit even further, possibly to zero. Temperatures recorded for January 2016 were slightly warmer than expected.

Adjusted EBITDA for the quarter decreased to $35.9 million, down $9.3 million, as the impact of higher home heating oil and propane per gallon margins, acquisitions, lower operating expenses in the base business and a $12.5 million credit recorded under the Partnership’s weather hedge contract were more than offset by the impact from the decline in volume attributable to 27.2 percent warmer weather.

"After our many successes last year, we were looking forward to the start of fiscal 2016 but, as our investors surely realize, the cold weather simply did not materialize,” said Steven J. Goldman, Star Gas Partners' Chief Executive Officer. “Our first quarter results reflect abnormally warm temperatures and, therefore, much lower demand. Given this backdrop, we reacted accordingly – with a focus on managing costs, expanding our footprint, and serving our customers, once again demonstrating that Star is an organization which knows how to operate in good times and bad. The weather has turned colder in 2016, and we are taking every step necessary to ensure we deliver the best service in the industry, since reliability is the cornerstone of everything we do.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)

EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal expense, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners;
  our operating performance and return on invested capital as compared to those of other companies in the retail distribution of refined petroleum products business, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA each has limitations as an analytical tool and so should be viewed in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

Conference Call: Star Gas management will host a conference call and webcast tomorrow, February 4, 2016, at 11:00 a.m. Eastern Time. The conference call dial-in number is 888-243-4451 or 412-542-4135 (for international callers). A webcast is also available at www.star-gas.com/events.cfm.

About Star Gas Partners, L.P.
Star Gas Partners, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Partnership also services and sells heating and air conditioning equipment to its home heating oil and propane customers and to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Partnership provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including our propane locations, we serve customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Partnership's SEC filings at www.sec.gov and by visiting Star's website at www.star-gas.com, where unit holders may request a hard copy of Star's complete audited financial statements free of charge.

Forward-Looking Information
This news release includes "forward-looking statements" which represent the Partnership's expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2015 and under the heading "Risk Factors" in our Quarterly Report on Form 10-Q (the "Form 10-Q") for the fiscal quarter ended December 31, 2015. Important factors that could cause actual results to differ materially from the Partnership's expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-Q and Form 10-K. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2015	2015
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$86,890	$100,508
Receivables, net of allowance of $6,287 and $6,713, respectively	112,141	89,230
Inventories	64,881	55,671
Fair asset value of derivative instruments	405	935
Weather hedge contract receivable	12,500	-
Current deferred tax assets, net	37,460	37,832
Prepaid expenses and other current assets	24,290	25,135
Total current assets	338,567	309,311

Property and equipment, net	69,687	68,123
Goodwill	212,676	211,045
Intangibles, net	107,332	107,317
Deferred charges and other assets, net	12,361	11,236
Total assets	$740,623	$707,032

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$21,624	$25,322
Fair liability value of derivative instruments	21,523	12,819
Current maturities of long-term debt	10,000	10,000
Accrued expenses and other current liabilities	107,486	107,745
Unearned service contract revenue	55,291	44,419
Customer credit balances	88,798	78,207
Total current liabilities	304,722	278,512

Long-term debt	90,000	90,000
Long-term deferred tax liabilities, net	22,028	21,524
Other long-term liabilities	27,123	27,110

Partners’ capital
Common unitholders	319,238	312,713
General partner	(325)	(283)
Accumulated other comprehensive loss, net of taxes	(22,163)	(22,544)
Total partners’ capital	296,750	289,886
Total liabilities and partners’ capital	$740,623	$707,032

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	December 31,
(in thousands, except per unit data - unaudited)	2015	2014

Sales:
Product	$252,950	$435,012
Installations and services	66,105	64,205
Total sales	319,055	499,217
Cost and expenses:
Cost of product	150,102	309,249
Cost of installations and services	62,912	60,683
(Increase) decrease in the fair value of derivative instruments	5,536	8,290
Delivery and branch expenses	64,194	78,834
Depreciation and amortization expenses	6,766	6,158
General and administrative expenses	6,420	6,056
Finance charge income	(521)	(826)
Operating income	23,646	30,773
Interest expense, net	(1,859)	(3,460)
Amortization of debt issuance costs	(312)	(400)
Income before income taxes	21,475	26,913
Income tax expense	9,417	11,359
Net income	$12,058	$15,554
General Partner’s interest in net income	68	88
Limited Partners’ interest in net income	$11,990	$15,466

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.21	$0.27
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	0.02	0.03
Limited Partner’s interest in net income under FASB ASC 260-10-45-60	$0.19	$0.24

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	57,281	57,294

SUPPLEMENTAL INFORMATION

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended
	December 31,
(in thousands)	2015	2014

Net income	$12,058	$15,554
Plus:
Income tax expense	9,417	11,359
Amortization of debt issuance cost	312	400
Interest expense, net	1,859	3,460
Depreciation and amortization	6,766	6,158
EBITDA	30,412	36,931

(Increase) / decrease in the fair value of derivative instruments	5,536	8,290
Adjusted EBITDA	35,948	45,221

Add / (subtract)
Income tax expense	(9,417)	(11,359)
Interest expense, net	(1,859)	(3,460)
Provision for losses on accounts receivable	(636)	236
Increase in accounts receivables	(22,263)	(58,241)
Increase in inventories	(9,064)	(8,633)
Increase (decrease) in customer credit balances	10,427	(5,862)
Change in deferred taxes	609	230
Increase in weather hedge contract receivable	(12,500)	-
Change in other operating assets and liabilities	11,954	28,448
Net cash provided by (used in) operating activities	$3,199	$(13,420)

Net cash used in investing activities	$(10,798)	$(1,684)

Net cash used in financing activities	$(6,019)	$(5,789)

Home heating oil and propane gallons sold	80,100	107,500
Other petroleum products	27,300	25,800
Total all products	107,400	133,300

CONTACT:
Star Gas Partners
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com